Exhibit 99.1
Arcus Biosciences Reports Fourth-Quarter and Full-Year 2025 Financial Results and Provides a Pipeline Update
February 25, 2026

•Updated data for casdatifan in late-line kidney cancer demonstrated median progression-free survival (PFS) of 15.1 months and a confirmed overall response rate (cORR) of 45% for the 100mg once-daily (QD) cohort
•At least two additional data presentations for casdatifan are expected in 2026: updated data for casdatifan plus cabozantinib and initial data in early-line kidney cancer
•In addition to the ongoing Phase 3 PEAK-1 study, Arcus plans to initiate a Phase 3 study in the first-line (1L) metastatic setting evaluating casdatifan in a tyrosine kinase inhibitor (TKI)-free combination by the end of 2026
•With $1.0 billion in cash, cash equivalents and marketable securities at year-end, Arcus is well positioned to advance casdatifan with cash runway until at least the second half of 2028

HAYWARD, Calif. – (BUSINESS WIRE) – Arcus Biosciences, Inc. (NYSE:RCUS), a clinical-stage, global biopharmaceutical company focused on developing differentiated molecules and combination therapies for patients with cancer and inflammatory and autoimmune diseases, today reported financial results for the year and quarter ended December 31, 2025, and provided a pipeline update on its clinical-stage investigational molecules and discovery programs.
“This week’s updated data at ASCO GU continue to validate casdatifan’s profile as the best-in-class HIF-2a inhibitor and new potential standard-of-care therapy for ccRCC,” said Terry Rosen, Ph.D., chief executive officer of Arcus. “We are focused on rapidly enrolling PEAK-1, our Phase 3 study evaluating casdatifan plus cabozantinib in IO-experienced patients, as well as determining the optimal TKI-free casdatifan-based regimen for a registrational trial in the 1L setting by the end of the year. Together, the IO-experienced and first line settings represent an over $5 billion peak sales opportunity for casdatifan. We remain extremely well-positioned to execute on our casdatifan program and our emerging inflammation portfolio, with cash runway until at least the second half of 2028.”

Casdatifan (HIF-2a inhibitor)
Recent Data Update:
•Earlier this week, Arcus shared updated ORR and PFS data from the cohorts of the Phase 1/1b ARC-20 study evaluating casdatifan monotherapy in late-line ccRCC. These data will be presented by Dr. Toni Choueiri of the Dana-Farber Cancer Institute at ASCO GU on February 28, 2026.
◦In the 100mg QD cohort, with 17.9 months of median follow up, cORR increased to 45.2% with an mPFS of 15.1 months as of the data cut-off (DCO) date of January 30, 2026.
◦In the pooled analysis (n=121), with 20.8 months of median follow up, cORR increased to 34.7% and mPFS was stable at 12.2 months as of the DCO.
◦New biomarker data demonstrated a strong correlation between the magnitude and durability of erythropoietin suppression by casdatifan and clinical benefit, including rate of primary progression, cORR and PFS.
◦The safety profile of casdatifan remained consistent with prior analyses.
Casdatifan Development Program:
•IO-experienced ccRCC: PEAK-1, a Phase 3 study evaluating casdatifan + cabozantinib versus cabozantinib in immunotherapy (IO)-experienced metastatic ccRCC, started enrollment in 3Q25 and is now enrolling globally.

•1L ccRCC: Arcus is focused on TKI-free regimens, which are enabled by the consistently low rate of primary progression observed with casdatifan across all cohorts and settings evaluated to date. Emerging data from the following cohorts are designed to determine the optimal 1L registrational strategy with the goal of initiating a Phase 3 study by the end of 2026:
◦Casdatifan plus zimberelimab (Arcus’s anti-PD-1 antibody) and ipilimumab: Arcus is now enrolling a cohort evaluating this combination as part of ARC-20.
◦Casdatifan plus zimberelimab: The cohort evaluating this combination in ARC-20 has completed enrollment. Arcus plans to present data from this cohort in the second half of 2026. Arcus expects this to be the backbone of its front-line strategy.
◦Casdatifan plus volrustomig (AstraZeneca’s anti-PD-1/CTLA-4 bispecific antibody): This combination is being evaluated in the eVOLVE-RCC02 study (which is being operationalized by AstraZeneca).
•Additional combinations in ccRCC and tumor types: This year, Arcus plans to evaluate the potential of casdatifan in at least one additional combination in 1L ccRCC and in another tumor type.
Planned Data Readouts:
Arcus expects to have at least two data readouts for casdatifan in 2026:
•More mature ORR data and initial PFS data for approximately 45 patients treated in the ARC-20 cohort evaluating casdatifan plus cabozantinib in the IO-experienced setting will be presented at an investor event or at a medical conference. All patients will have had at least 12 months of follow-up.
•Initial data from the ARC-20 cohorts evaluating casdatifan in early-line settings, including the cohort evaluating casdatifan plus zimberelimab in 1L ccRCC.

Quemliclustat (small-molecule CD73 inhibitor)

•Enrollment was completed for PRISM-1, a Phase 3 trial of quemliclustat combined with gemcitabine/nab-paclitaxel versus gemcitabine/nab-paclitaxel in 1L metastatic pancreatic ductal adenocarcinoma, in September 2025. Results from this study are expected in the first half of 2027.

Emerging I&I Portfolio

•Arcus expects to advance its first inflammation program, a potential best-in-class oral MRGPRX2 antagonist for atopic dermatitis and chronic spontaneous urticaria, into clinical development in 2026.
◦The molecule was designed to have exquisite potency, enabling the ability to elicit maximal pharmacology at substantially lower exposure relative to the most advanced MRGPRX2 antagonist in clinical development, thereby avoiding potential exposure-limiting toxicities.
◦Clinical development will begin with a first-in-human healthy volunteer study followed quickly by a proof-of-concept study, with potential for data within a year from entry into the clinic.
•Arcus also expects to advance an oral small-molecule TNF inhibitor, a potential treatment for rheumatoid arthritis, psoriasis and inflammatory bowel disease, into the clinic in late 2026 or early 2027.
◦The molecules are being designed to selectively block TNFR1 signaling in order to achieve better safety and efficacy than approved anti-TNF antibodies.
Domvanalimab (Fc-silent anti-TIGIT antibody) plus Zimberelimab (anti-PD-1 antibody)
Status Update:
•Arcus and Gilead are in the process of rapidly winding down activities related to the Phase 3 STAR-221 and Phase 2 EDGE-Gastric studies.
•A futility analysis of STAR-121, a Phase 3 study evaluating domvanalimab plus zimberelimab and chemotherapy in 1L non-small cell lung cancer, will be conducted in the next couple of months to determine next steps for the program.

Financial Results for Fourth Quarter and Full Year 2025:
•Cash, Cash Equivalents and Marketable Securities were $1.0 billion as of December 31, 2025, compared to $992 million as of December 31, 2024. The increase is primarily due to $429 million in net proceeds from issuances of our common stock, the additional $50 million drawdown under our term loan facility, and $37 million from Taiho for development milestones and option payments, partially offset by cash used in research and development activities. Arcus expects its cash and investments will be sufficient to provide funding until at least the second half of 2028.
•Revenues were $33 million for the fourth quarter 2025, compared to $36 million for the same period in 2024. Fourth quarter 2025 revenues included (i) $23 million related to programs under the Gilead collaboration, (ii) $7 million related to Taiho's exercise of its option to casdatifan, and (iii) $3 million related to Gilead’s ongoing rights to access Arcus’s research and development pipeline. GAAP revenue for the full year 2026 is expected to be between $45 to $55 million.
•Research and Development (R&D) Expenses were $121 million for the fourth quarter 2025, compared to $111 million for the same period in 2024. The net increase of $10 million was primarily attributable to higher late-stage development costs, driven by increased enrollment and clinical activities in our Phase 3 studies for casdatifan and quemliclustat, partially offset by lower early-stage development costs, as earlier study activities for domvanalimab and etrumadenant approached completion. For the fourth quarter 2025 and 2024, Arcus recognized gross reimbursements of $28 million and $41 million, respectively, for shared collaboration expenses, primarily from Gilead. Gross reimbursements were $127 million for the full year 2025, compared to $165 million for 2024. Our partnership reimbursements decreased compared to the prior year, primarily due to Gilead-led activities representing a larger share of total joint development costs and an increase in programs fully funded by us. R&D expenses are expected to decrease meaningfully for the full year 2026 relative to 2025; the magnitude of the decrease will be determined in part by the results of the futility analysis of STAR-121. Non-cash stock-based compensation expense was $8 million for each of the fourth quarter 2025 and 2024.
•General and Administrative (G&A) Expenses were $26 million for the fourth quarter 2025, compared to $28 million for the same period in 2024. Non-cash stock-based compensation expense was $7 million for the fourth quarter 2025, compared to $9 million for the same period in 2024.
•Net Loss was $106 million for the fourth quarter 2025, compared to $94 million for the same period in 2024.
Conference Call Information:
Arcus will host a conference call and webcast today, February 25, 2026, at 1:30 PM PT/4:30 PM ET to discuss its fourth-quarter and full-year 2025 financial results and pipeline updates. To access the call, please dial +1 (646) 844-6383 (local) or +1 (833) 470-1428 (toll-free), using Access Code: 190500. Participants may also register for the call online using the following link: https://events.q4inc.com/attendee/640976415. To access the live webcast and accompanying slide presentation, please visit the “Investors & Media” section of the Arcus Biosciences website at www.arcusbio.com. A replay of the webcast will be available following the live event.
About Arcus Biosciences
Arcus Biosciences is a clinical-stage, global biopharmaceutical company focused on developing differentiated molecules for the treatment of cancer and inflammatory and autoimmune diseases. In partnership with industry collaborators, patients and physicians around the world, Arcus is expediting the development of its late-stage portfolio of first- and/or best-in-class medicines against well-characterized biological targets and pathways and studying novel, biology-driven combinations that have the potential to help people with cancer live longer. Founded in 2015, the company has advanced multiple investigational medicines into registrational clinical trials including casdatifan, a HIF-2a inhibitor for clear cell renal cell carcinoma, and quemliclustat, a small-molecule CD73 inhibitor for pancreatic cancer. For more information about Arcus Biosciences’ clinical and preclinical programs, please visit www.arcusbio.com.
Forward-Looking Statements
This press release contains forward-looking statements. All statements regarding events or results to occur in the future contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, the timing of milestones, including future data presentations, initiation of new cohorts and clinical studies and completion of enrollment for ongoing studies; potential for casdatifan to become a standard-of-care therapy; and advantages of Arcus’s inflammation and immunology programs. All forward-looking statements involve known and unknown risks and uncertainties and other important factors that may cause Arcus’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks associated with: interim data not being guarantees of future data or replicated in other studies evaluating casdatifan, including the Phase 3 PEAK-1 study; the unexpected emergence of adverse events or other undesirable side effects with casdatifan; risks associated with manufacturing or supplying product for clinical trials evaluating casdatifan; adverse data from toxicology studies that affect Arcus’s ability to advance development candidates from its immunology and inflammation programs, uncertainties in timelines associated with the conduct of clinical studies and with respect to the regulatory approval process; changes in the competitive landscape for Arcus’s programs; and the inherent uncertainty associated with pharmaceutical product development and clinical trials. Risks and uncertainties facing Arcus are described more fully in the “Risk Factors” section of Arcus’s most recent periodic report filed with the U.S. Securities and Exchange Commission (SEC) and in other filings that Arcus makes with the SEC from time to time, which are available at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Arcus disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release, except to the extent required by law.

The Arcus name and logo are trademarks of Arcus Biosciences, Inc. All other trademarks belong to their respective owners.
Investor Inquiries:
Pia Eaves
VP of Investor Relations & Strategy
(617) 459-2006
peaves@arcusbio.com
Media Inquiries:
Holli Kolkey
VP of Corporate Affairs
(650) 922-1269
hkolkey@arcusbio.com

Maryam Bassiri
AD, Corporate Communications
(510) 406-8520
mbassiri@arcusbio.com

ARCUS BIOSCIENCES, INC.
Consolidated Statements of Operations
(unaudited)
(In millions, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2025	2024	2025	2024
Revenues:
License and development service	$29	$28	$221	$222
Other collaboration	4	8	26	36
Total revenues	33	36	247	258

Operating expenses:
Research and development	121	111	523	448
General and administrative	26	28	110	120
Impairment of long-lived assets	—	—	—	20
Total operating expenses	147	139	633	588

Loss from operations	(114)	(103)	(386)	(330)

Non-operating income (expense):
Interest and other income, net	10	12	41	52
Interest expense	(2)	(2)	(8)	(4)
Total non-operating income, net	8	10	33	48

Loss before income taxes	(106)	(93)	(353)	(282)

Income tax expense	—	(1)	—	(1)

Net loss	$(106)	$(94)	$(353)	$(283)

Net loss per share:
Basic and diluted	$(0.89)	$(1.03)	$(3.29)	$(3.14)

Shares used to compute net loss per share:
Basic and diluted	118.5	91.7	107.4	90.1
Selected Consolidated Balance Sheet Data
(unaudited)
(In millions)

	December 31, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$1,010	$992
Total assets	1,139	1,150
Total liabilities	508	665
Total stockholders’ equity	631	485
Derived from the audited financial statements included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2026.
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